Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-36819, No. 333-38942, No. 333-41355, No. 333-41357, No. 333-67737 and No. 333-106218) of Choice Hotels International, Inc. of our report dated March 1, 2010 except insofar as it relates to the presentation of additional guarantor subsidiaries discussed in Note 30 for which the date is August 18, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

August 18, 2010